Exhibit 2.1

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act

Description of Ordinary Shares

GigaMedia Limited (the “Company,” “we,” “us” and “our”) is incorporated under the laws of the Republic of Singapore and our affairs are governed by our memorandum and articles of association (collectively, our “Constitution”) and by the applicable laws governing corporations incorporated in Singapore.

As of December 31, 2022, we had the following series of securities registered pursuant to Section 12 of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	GIGM	The Nasdaq Stock Market LLC

As of December 31, 2022, we had 11,052,235 ordinary shares (the “Shares”) issued and outstanding. Our Shares have no par value.

Preemptive Rights

Our shareholders do not have preemptive purchase rights.

Transfer of Ordinary Shares

Subject to our Constitution, Shares are freely transferable but our directors may, in their absolute discretion, decline to register any transfer of Shares on which we have a lien. All of our outstanding Shares have been fully paid. In addition, our directors may refuse, at their discretion, to register or transfer Shares to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in the usual common form or in a form approved by our directors. Our directors may decline to register any transfer of Shares evidenced in certificated form unless, among other things, it has been duly stamped and is presented for registration together with the certificate of payment of stamp duty (if any), the Share certificates to which the transfer relates and other evidence of title as they may require. We will replace worn-out or defaced Share certificates upon production thereof to the directors and upon payment of such fee as specified in our Constitution. We will replace lost, destroyed or stolen Share certificates upon, among other things, the applicant furnishing evidence and such indemnity as the directors may require.

Limitations and Qualifications on the Rights of the Securities

The rights evidenced by the Shares are not materially limited or qualified by the rights evidenced by any other class of securities or by the provisions of any contract or other documents.

Rights of Other Types of Securities

Not applicable.

Rights of Ordinary Shares

Dividends

Our Company may by an ordinary resolution declare dividend, but no dividend shall be payable except out of the profits of our Company or in excess of the amount recommended by the directors. Our profits available for dividend and determined to be distributed shall be applied to pay dividends to shareholders according to their respective rights and priorities. Except for Shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid up on Shares.

All dividends unclaimed after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our Company. If any dividend has not been claimed for six years from the date of declaration, such dividend may be forfeited and shall revert to our Company. However, the directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture. No dividend shall bear interest against our Company.

Shareholders’ Meetings

We are required to hold an annual general meeting after the end of each financial year within 6 months. The directors may convene an extraordinary general meeting whenever they think fit, and they must do so upon the request in writing of shareholders representing not less than 10 percent of the voting rights of our Company. In addition, two or more shareholders holding not less than 10 percent of the total number of issued Shares (excluding treasury shares) may call a meeting of our shareholders. Unless otherwise required by law or by our Constitution, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of those present and voting. An ordinary resolution suffices, for example, in respect of appointments of directors. A special resolution, requiring an affirmative vote of at least 75 percent of those present and voting, is necessary for certain matters under the Singapore Companies Act, such as an alteration of our Constitution. Subject to the Singapore Companies Act, at least 21 days’ advance written notice specifying the intention to propose a special resolution must be given of every general meeting convened for the purpose of passing a special resolution. Subject to the Singapore Companies Act, at least 14 days’ advance written notice must be given of every general meeting convened for the purpose of passing an ordinary resolution.

Voting Rights

Voting at any meeting of our shareholders is by a poll. On a poll every shareholder who is present in person or by proxy has one vote for every Share held by him.

Liquidation Distribution

In the case of a winding up of our Company and in accordance with applicable laws, our shareholders may pass a special resolution to authorize a liquidator to divide and distribute our assets to our shareholders, or authorize the liquidator to vest the whole or part of our assets in trustees upon such trusts for the benefit of our shareholders but so that no shareholder will be compelled to accept Shares or other securities on which there is any liability.

Share Capital

We generally have the right by obtaining a general mandate at the annual general meeting to repurchase not more than 20 percent of our own Shares in issue.

Our board of directors may make a capital call on our shareholders with respect to the amounts unpaid on their Shares and the shareholders are required to pay the amount called at the time(s) and place(s) as appointed by the board of directors. The board of directors may revoke a call or postpone the time previously fixed for the call payment.

We may by ordinary resolution:

(i) consolidate and divide all of Shares;

(ii) subject to the Singapore Companies Act, sub-divide some or all of Shares, provided always that in such sub-division, the proportion between the amount paid and the amount (if any) unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived; and

(iii) subject to the Singapore Companies Act and our Constitution, convert any class of Shares into any other class of Shares.

We may also by special resolution reduce our share capital or any undistributable reserve in any manner as authorized by law.

Sinking Fund

We are not required to provide any sinking fund pursuant to our Constitution.

Ownership of a Substantial Number of Shares

Our Constitution contains no provision discriminating against any existing or prospective holder of Shares as a result of such shareholder owning a substantial number of Shares.

Change in Rights of Shares

We may vary or abrogate any special rights attached to any class of Shares by a special resolution passed at a separate meeting of holders of the Shares of that class or, where the necessary majority for such special resolution is not obtained at the meeting, with the consent in writing of the holders of three-fourths of the issued Shares of that class within two months of such meeting.

Limitations on the Rights to Own Securities

There are no limitations imposed by Singapore law or by our Constitution on the right of a non-resident or foreign owner to hold or vote the Shares.

Anti-Takeover Provisions

The acquisition of shares or general shares of public companies is regulated by the Singapore Securities and Futures Act 2001 and the Singapore Code on Take-overs and Mergers. Any person, either on his own or together with persons acting in concert with him, acquiring an interest in 30 percent or more of our voting Shares is obliged to extend a takeover offer for the remaining Shares which carry voting rights, in accordance with the provisions of the Singapore Code on Take-overs and Mergers. Unless the contrary is established, “persons acting in concert” are presumed to include a company and its related and associated companies and a person who has provided financial assistance (other than a bank in the ordinary course of business) to such company or any of its related and associated companies for the purchase of voting rights, a company and its directors, including their close relatives and related trusts, a company and its pension funds and employee share schemes, a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis and a financial advisor and its client in respect of shares held by the financial advisor and all the funds managed by the financial advisor on a discretionary basis where the shareholdings of the financial advisor and any of those funds in the client total 10 percent or more of the client’s equity share capital. The offer must be in cash or be accompanied by a cash alternative at not less than the highest price, excluding stamp duty and dealing costs, paid by the offeror or persons acting in concert with him for shares of that class within the preceding six months. A mandatory takeover offer is also required to be made if a person holding between 30 percent and 50 percent, both inclusive, of the voting shares, or any person acting in concert with him, acquires additional shares representing more than 1 percent of the voting shares in any six-month period.

Disclosure of Shareholder Ownership

There are no provisions in our bylaws that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences in Corporate Law

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary Shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary Shares under applicable law in Singapore and our Constitution or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws. This discussion is qualified by reference to the applicable laws in effect in Singapore and Delaware, from time to time.

Delaware	Singapore
Board of Directors

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

The constitution of companies will typically state the minimum and maximum number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum and minimum number of directors provided in the constitution and the Singapore Companies Act, respectively. Our Constitution provides that, the minimum number of directors is two and the maximum number is 15 unless otherwise determined by a general meeting.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Pursuant to the Singapore Companies Act, any provision (whether in the constitution, contract or otherwise) purporting to exempt a director (to any extent) from any liability attaching in connection with any negligence, default, breach of duty or breach of trust in relation to the Company will be void except as permitted under the Singapore Companies Act. Nevertheless, a director can be released by the shareholders of the Company for breaches of duty to the Company, except in the case of fraud, illegality, insolvency and oppression or disregard of minority interests.

Our Constitution currently provides that, subject to the provisions of the Singapore Companies Act, every director, auditor, secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto and in particular and without prejudice to the generality of the foregoing no director, manager, secretary or other officer of the

Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, wilful default, breach of duty or breach of trust.

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

According to the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office with or without cause by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). The Company may by ordinary resolution remove any director before the expiration of his period of office, notwithstanding anything in our Constitution or in any agreement between the Company and such director.

Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders at the same time and in the same manner as it gives notice of the meeting, and not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

The constitution of a Singapore company typically provides that the directors have the power to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but so that the total number of directors will not at any time exceed the maximum number fixed in the constitution. Any newly elected director shall hold office until the next following annual general meeting, where such director will then be eligible for re-election.

Our Constitution provides that the directors shall have power at any time and from time to time to appoint any person to be a director either to fill a casual vacancy or as an additional director but so that the total number of directors shall not at any time exceed the maximum number fixed by or in accordance with the Constitution.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

The Singapore Companies Act provides that the constitution of a company may be altered by a special resolution passed at a general meeting of shareholders. The board of directors has no right to amend the constitution.

Meetings of Shareholders

Annual and Special Meetings

Unless directors are elected by written consent, an annual meeting is required to be held for the election of directors. If there is a failure to hold an annual meeting or to take action by written consent and no date has been designated for an annual meeting for a period of 13 months after the last annual meeting, stockholders or any director may petition the Delaware Court of Chancery to convene a stockholder meeting.

Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Annual General Meetings

All companies are required to hold an annual general meeting within a fixed period after the end of each financial year. We are required to hold an annual general meeting within six months after the end of each financial year.

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting.”

In addition, the constitution usually also provides that general meetings may be convened in accordance with the Singapore Companies Act by the directors. Notwithstanding anything in the constitution, the directors are required to convene a general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called) by shareholder(s) as provided in Section 176 of the Singapore Companies Act.

Our Constitution provides that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements

Our Constitution provides that at least two members entitled to vote holding not less than 33 and 1/3 percent of our issued and fully paid-up Shares, present in person or by proxy at a meeting, shall be a quorum. If within 30 minutes from the time appointed for a general meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the meeting, if convened on the requisition of members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week (or if that day is a public holiday then to the next business day following that public holiday) at the same time and place or such other day, time or place as the directors may by not less than ten days’ notice appoint. At the adjourned meeting any one or more members present in person or by proxy shall be a quorum.

Indemnification of Officers, Directors and Employers

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

• acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

• in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for expenses (including attorneys’ fees) actually and reasonably incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

Any provision that purports to exempt an officer of a company (to any extent) that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

However, the Singapore Companies Act specifically provides that the Company is allowed to:

• purchase and maintain for any officer insurance against any liability attaching to such officer in respect of any negligence, default, breach of duty or breach of trust in relation to the Company;

• indemnify any officer against liability incurred by a director to a person other than the Company except when the indemnity is against (i) any liability of the officer to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (ii) any liability incurred by the officer (1) in defending criminal proceedings in which he is convicted, (2) in defending civil proceedings brought by the Company or a related company of the Company in which judgment is given against him, or (3) in connection with an application for relief under Sections 76A(13) or 391 of the Singapore Companies Act in which the court refuses to grant him relief;

• indemnify any auditor against any liability incurred or to be incurred by such auditor in defending any proceedings (whether civil or criminal) in which judgment is given in such auditor’s favor or in which such auditor is acquitted; or

• indemnify any auditor against any liability incurred by such auditor in connection with any application under Sections 76A(13) or 391 of the Singapore Companies Act in which relief is granted to such auditor by a court.

In cases where, inter alia, an officer is sued by the Company, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably; (ii) the director acted honestly; and (iii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director.

Our Constitution provides that, subject to the provisions of the Singapore Companies Act, every director, auditor, secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto and in particular and without prejudice to the generality of the foregoing no director, manager, secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, wilful default, breach of duty or breach of trust.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. For further information on such provisions, see “-Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

• notwithstanding anything in the Company’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the Company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

• subject to the constitution of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

• notwithstanding anything in the Company’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without a Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. A corporation’s certificate of incorporation may elect to prohibit such action.

There are no equivalent provisions under the Singapore Companies Act in respect of passing shareholders’ resolutions by written means that apply to public companies listed on a securities exchange.

Shareholder Suits

Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Personal remedies in cases of oppression of justice

A shareholder may apply to the court for an order under the Singapore Companies Act to remedy situations where (i) the company’s affairs are being conducted or other powers of the company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of one or more of the shareholders or holders of debentures of the company, including the applicant; or (ii) the company has done an act, or threatens to do an act, or the shareholders or holders of debentures have passed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company’s shareholders or holders of debentures, including the applicant.

Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or canceling or varying any transaction or resolution, providing that the company be wound up or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the court directs.

Derivative actions

The Singapore Companies Act has a provision which provides a mechanism enabling any registered shareholder to apply to the court for leave to bring a derivative action on behalf of the Company. In addition to registered shareholders, courts are given the discretion to allow such persons as they deem proper to apply as well (e.g., beneficial owners of shares or individual directors).

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action in the name and on behalf of the Company or intervene in an action to which the Company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the Company.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware law have been met.

Class actions

The concept of class action suits, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, generally does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action.

Further, there are certain circumstances in which shareholders may file and prove their claims for compensation in the event that the Company has been convicted of a criminal offense or has a court order for the payment of a civil penalty made against it.

Dividends or Other Distributions; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits.

The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law. Our Company may by an ordinary resolution declare dividend, but no dividend shall be payable except out of the profits of our Company or in excess of the amount recommended by the directors.

Acquisition of a company’s own shares

The Singapore Companies Act generally prohibits a company from acquiring its own shares subject to certain exceptions. Any contract or transaction by which a company acquires or transfers its own shares is void, subject to the exceptions described below.

However, provided that it is expressly permitted to do so by its constitution and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, the Company may:

• redeem redeemable preference shares (the redemption of these shares will not reduce the capital of the Company) on such terms and in such manner as is provided by our Constitution. Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act;

• whether listed (on an approved exchange in Singapore or any securities exchange outside Singapore) or not, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

• whether listed on a securities exchange (in Singapore or outside Singapore) or not, make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting; and

• whether listed (on an approved exchange in Singapore or any securities exchange outside Singapore) or not, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution.

The Company may also purchase its own shares by an order of a Singapore court.

The total number of ordinary shares that may be acquired by the Company in a relevant period may not exceed 20% of the total number of ordinary shares in that class as of the date of the resolution pursuant to the relevant share repurchase provisions under the Singapore Companies Act. Where, however, the Company has reduced its share capital by a special resolution or a Singapore court made an order to such effect, the total number of ordinary shares shall be taken to be the total number of ordinary shares in that class as altered by the special resolution or the order of the court. Payment must be made out of the Company’s distributable profits or capital, provided that the Company is solvent. Such payment may include any expenses (including brokerage or commission) incurred directly in the purchase or acquisition by the Company of its ordinary shares.

Financial assistance for the acquisition of shares

The Company may not give financial assistance to any person whether directly or indirectly for the purpose of:

• the acquisition or proposed acquisition of shares in the Company or units of such shares; or

• the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, as the case may be, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that the Company may provide financial assistance for the acquisition of its shares or shares in its holding company if it complies with the requirements (including, where applicable, approval by the board of directors or by the passing of a special resolution by its shareholders) set out in the Singapore Companies Act. Our Constitution provides that subject to the provisions of the Singapore Companies Act, we may purchase or otherwise acquire our own

Shares upon such terms and subject to such conditions as we may deem fit. These Shares may be held as treasury shares or cancelled as provided in the Singapore Companies Act or dealt with in such manner as may be permitted under the Singapore Companies Act. On cancellation of the shares, the rights and privileges attached to those shares will expire.

Transactions with Officers and Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Under the Singapore Companies Act, the chief executive officer and directors are not prohibited from dealing with the Company, but where they have an interest in a transaction with the Company, that interest must be disclosed to the board of directors. In particular, the chief executive officer and every director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the Company must, as soon as practicable after the relevant facts have come to such officer or director’s knowledge, declare the nature of such officer or director’s interest at a board of directors’ meeting or send a written notice to the Company containing details on the nature, character and extent of his interest in the transaction or proposed transaction with the Company.

In addition, a director or chief executive officer who holds any office or possesses any property which, directly or indirectly, duties or interests might be created in conflict with such officer’s duties or interests as director or chief executive officer, is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors or send a written notice to the Company containing details on the nature, character and extent of the conflict.

The Singapore Companies Act extends the scope of this statutory duty of a director or chief executive officer to disclose any interests by pronouncing that an interest of a member of the director’s or, as the case may be, the chief executive officer’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

There is however no requirement for disclosure where the interest of the director or chief executive officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the proposed transaction with the Company if the interest may properly be regarded as immaterial. Where the proposed transaction relates to any loan to the Company, no disclosure need be made where the director or chief executive officer has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.

Further, where the proposed transaction is to be made with or for the benefit of a related corporation (i.e. the holding company, subsidiary or subsidiary of a common holding company) no disclosure need be made of the fact that the director or chief executive officer is also a director or chief executive officer of that corporation, unless the constitution provides otherwise.

Subject to specified exceptions, including a loan to a director for expenditure in defending criminal or civil proceedings, etc. or in connection with an investigation, or an action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company, the Singapore Companies Act prohibits the Company from: (i) making a loan or quasi-loan to its directors or to directors of a related corporation (each, a “relevant director”); (ii) giving a guarantee or security in connection with a loan or quasi-loan made to a relevant director by any other person; (iii) entering into a credit transaction as creditor for the benefit of a relevant director; (iv) giving a guarantee or security in connection with such credit transaction entered into by any person for the benefit of a relevant director; (v) taking part in an arrangement where another person enters into any of the transactions in (i) to (iv) above or (vi) below and such person obtains a benefit from the Company or a related corporation; or (vi) arranging for the assignment to the Company or assumption by the Company of any rights, obligations or liabilities under a transaction in (i) to (v) above. The Company is also prohibited from entering into the transactions in (i) to (vi) above with or for the benefit of a relevant director’s spouse or children (whether adopted or naturally or step-children).

Dissenters’ Rights

Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

There are no equivalent provisions under the Singapore Companies Act.
Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder times the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.

There is no equivalent provision under the Singapore Companies Act in respect of companies incorporated in Singapore.

Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

The constitution of a Singapore company typically provides that the company may allot and issue new shares of a different class with preferential, deferred, qualified or other special rights as its board of directors may determine with the prior approval of the company’s shareholders in a general meeting.

Singapore law does not generally prohibit a corporation from adopting “poison pill” arrangements which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. However, under the Singapore Code on Take-overs and Mergers, if, in the course of an offer, or even before the date of the offer announcement, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

Changes in Capital

There are no conditions imposed by the Constitution governing changes in the capital, where such conditions are more stringent than is required by law.

Debt Securities

Not applicable.

Warrants and Rights

Not applicable.

Other Securities

Not applicable.

Description of American Depositary Shares

Not applicable.